Exhibit 10.5

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is made as of March 28, 2014 by and between BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company (“Landlord”) and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Gross Lease dated as of May 17, 2012, pursuant to which Tenant leases certain space consisting of approximately 38,062 rentable square feet (the “Original Premises”) located on the third (3rd) floor of that certain office building located at 10 Corporate Drive, Burlington, Massachusetts (the “Building”), as amended by that certain First Amendment to Lease dated as of June 13, 2013 (the “First Amendment”), pursuant to which Tenant leases an additional 21,417 rentable square feet (the “Expansion Premises”) located on the second (2nd) floor of the Building (as amended, the “Original Lease”).

B. Landlord and Tenant hereby desire to amend the Original Lease to (i) amend certain provisions regarding the delivery of the Expansion Premises; (ii) extend the Lease Term of the Original Premises and the Expansion Premises; and (iii) amend certain other terms and conditions of the Original Lease as more particularly set forth herein.

C. The Original Lease, as amended by this Amendment, shall be referred to herein as the “Lease”. Any capitalized terms used herein not otherwise defined shall have the respective meanings ascribed to them in the Original Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. New Definition. The Lease is hereby amended to include the following definition to Section 1 thereof:

“Expansion Access Date. The earlier to occur of (a) the date that Landlord has provided its approval of the Expansion Plans; or (b) January 1, 2015.”

2. Amendment of Certain Definitions. The Lease is hereby amended by deleting from Section 1 thereof the definitions of Base Rent, BOMA, Expansion Commencement Date, and Lease Term, and substituting in their stead the following:

(a)	Base Rent. See Section 4 of the Second Amendment.

(b)	BOMA. The Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1-2010), as published by the Building Owners and Managers Association, as may be amended from time to time. Landlord may utilize a modified BOMA standard.

(c)	Expansion Commencement Date. April 1, 2015.

(d)	Lease Term. Commencing on the Commencement Date and ending on March 31, 2026. The Lease Term for the Expansion Premises shall commence on the Expansion Commencement Date and end on March 31, 2026.

3. Schedule of Monthly Rent Payments for Initial Premises. Section 4(a) of the First Amendment to the Lease, amending the schedule of Base Rent of the Original Lease, is hereby amended as follows:

(a)	by adding the following two lines to the end of the schedule of Base Rent for the Initial Premises:

April 1, 2024	March 31, 2025	$38.20	$1,453,968.40	$121,164.03
April 1, 2025	March 31, 2026	$39.35	$1,497,739.70	$124,811.64

;

(b)	by adding the following two lines to the end of the schedule of Base Rent for the Expansion Premises:

April 1, 2024	March 31, 2025	$38.20	$818,129.40	$68,177.45
April 1, 2025	March 31, 2026	$39.35	$842,758.95	$70,229.91

; and

(c)	by deleting, in its entirety, the paragraph immediately following the schedule of Base Rent for the Expansion Premises and substituting the following in lieu thereof:

Notwithstanding the foregoing, Landlord shall abate all Base Rent applicable to the Expansion Premises for the period beginning on the Expansion Access Date and ending on March 31, 2015 (the “Expansion Premises Abatement Period”), provided, however, if the Lease is terminated prior to the expiration of the Lease Term as a result of default by Tenant, in addition to all other damages to which Landlord may be entitled under the Lease and applicable law, Tenant immediately and without notice shall pay Landlord the full unamortized amount of all Base Rent which had been abated as aforesaid (with the abated Base Rent amortized over a one hundred forty four (144) month period beginning on April 1, 2015. Although Landlord shall abate Base Rent applicable to the Expansion Premises payable for the Expansion Premises Abatement Period, Tenant acknowledges and agrees that Tenant shall be liable for all Additional Rent payable on account of the Expansion Premises during such period, including, without limitation, electricity charges.

4. Tenant’s Contribution to Tenant Improvement Costs. Section 2.5.1 of the Lease is hereby amended by deleting the seventh (7th), eighth (8th), and ninth (9th) full sentences of the paragraph in their entirety, resulting in the removal of the following language from the Lease:

“The Tenant Improvements shall be performed by contractors approved by Landlord and employed by Tenant under one or more construction contracts that require the prime contractor and the respective subcontractors of any tier: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and (b) employ only members of such organization to perform work within their respective jurisdictions). However, at Landlord’s sole option, in clause (a) of the immediately preceding sentence of this paragraph, the following substitutions may be made: (1) a project labor agreement in place of a collective bargaining agreement, and (2) an independent, nationally recognized labor organization in place of a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO. Such contractors also shall comply with all requirements in Paragraph 4.5 of this Lease.”

and substituting the following in lieu thereof:

“All Tenant Alterations made by or on behalf of Tenant shall be made and performed: (a) by contractors or mechanics approved by Landlord, who shall carry liability insurance of a type and in such amounts as Landlord shall reasonably require, naming Landlord and Tenant as additional insureds, (b) in a good and workmanlike manner, (c) so that same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s building standard specifications as set forth in Exhibit C-2 attached hereto and as the same may be amended by Landlord and in effect at such time, (d) in accordance with all applicable laws, and (e) pursuant to plans, drawings and specifications which have been reviewed and approved by Landlord prior to the commencement of the repairs or replacements and approved by, and filed with, all applicable governmental authorities.”

5. Tenant’s Contribution to Expansion Tenant Improvement Costs. Section 8 of the Lease is hereby amended as follows:

(a) Section 8(a) of the Lease is hereby amended by deleting the sixth (6th) and seventh (7th) full sentences of the paragraph in their entirety, resulting in the removal of the following language from the Lease:

“The Expansion Improvements shall be performed by contractors approved by Landlord and employed by Tenant under one or more construction contracts that require the prime contractor and the respective subcontractors of any tier: (x) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and (y) employ only members of such organization to perform work within their respective jurisdictions. However, at Landlord’s sole option, in clause (x) of the immediately preceding sentence of this paragraph, the following substitutions may be made: (1) a project labor agreement in place of a collective bargaining agreement, and (2) an independent, nationally recognized labor organization in place of a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO.”

(b) Section 8(d) of the Lease is hereby amended by deleting the last sentence of the paragraph in its entirety and, in lieu thereof, substituting the following:

“Further, notwithstanding anything herein to the contrary, in the event that Tenant has not: (a) completed the Expansion Improvements on or before April 1, 2015; and (b) satisfied all of the conditions for payment of the Expansion Tenant Improvement Allowance on or before July 1, 2015 (time being of the essence), Landlord shall have no further obligation to make any Expansion Tenant Allowance Advance.”

(c) Section 8(e) of the Lease is hereby amended by deleting the reference to the date “April 1, 2014,” in the first sentence of the paragraph and, in lieu thereof, substituting the date “April 1, 2015.”

(d) Section 8(g) of the Lease is hereby amended by deleting the reference to the date “April 1, 2014,” in the last sentence of the paragraph and, in lieu thereof, substituting the date “July 1, 2015.”

6. Tenant’s Work Performance. Section 4.5 of the Lease is hereby amended by deleting the fourth (4th), fifth (5th), sixth (6th), and seventh (7th) full sentences of the paragraph in their entirety, resulting in the removal of the following language from the Lease:

“Approval shall be subject to Landlord’s reasonable discretion and shall include a requirement that the prime contractor and the respective subcontractors of any tier performing the Tenant Alterations: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed and (b) employ only members of such labor organizations to perform work within their respective jurisdictions. The previous sentence shall apply whether it is Landlord or Tenant performing or contracting for any such alterations, additions, improvements or installations. Waivers or exceptions to the requirement in the third [sic] sentence of this paragraph may be given only in writing by the Landlord. With the specific, prior written approval of Landlord, which may be withheld in Landlord’s sole and absolute discretion, in clause (a) of the third [sic] sentence of this paragraph the following substitutions may be made: (1) a project labor agreement in place of a collective bargaining agreement, and (2) an independent, nationally recognized labor organization in place of a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO.”

and substituting the following in lieu thereof:

“All Tenant Alterations made by or on behalf of Tenant shall be made and performed: (a) by contractors or mechanics approved by Landlord, who shall carry liability insurance of a type and in such amounts as Landlord shall reasonably require, naming Landlord and Tenant as additional insureds, (b) in a good and workmanlike manner, (c) so that same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s building standard specifications as set forth in Exhibit C-2 attached hereto and as the same may be amended by Landlord and in effect at such time, (d) in accordance with all applicable laws, and (e) pursuant to plans, drawings and specifications which have been reviewed and approved by Landlord prior to the commencement of the repairs or replacements and approved by, and filed with, all applicable governmental authorities.”

7. OFAC List. Section 6.19 of the Lease is hereby amended by deleting the paragraph in its entirety and substituting the following in lieu thereof:

“6.19 OFAC List. (a) Each of the Landlord and the Tenant represents and warrants that (a) each person or entity owning an interest in it is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of its funds or its other assets constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to its knowledge, no Embargoed Person has any interest of any nature whatsoever in it (whether directly or indirectly), (d) to its knowledge, none of its funds have been derived from any unlawful activity with the result that the investment in it is prohibited by law or that the Lease is in violation of law, and (e) each of the Landlord and the Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in either the Landlord or the Tenant is prohibited by law or either party is in violation of law.

(b) Each of the Landlord and the Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify the other party in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due under the Lease and (d) at the request of either the Landlord or the Tenant, to provide such information as may be requested by the other party to determine such party’s compliance with the terms hereof.

(c) Each of the Landlord and the Tenant hereby acknowledges and agrees that its inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, neither the Landlord nor the Tenant shall permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.”

8. Landlord’s Right to Re-measure. A new Section 6.21 shall be added to Section 6 of the Lease as follows:

“6.21. Landlord’s Right to Re-measure. Landlord reserves the right to re-measure the Premises during the term of the Lease upon Tenant’s exercise of any extension option or expansion option pursuant to the Lease. Upon any such re-measurement by Landlord, Landlord will recalculate the rentable square footage of the Premises, will adjust the Base Rent and rentable square footage notation, if necessary, and will advise Tenant in writing of the revised rentable square feet of area attributed to the Premises and the parties agree to be bound thereby.”

9. Brokers. Landlord and Tenant warrant to each other that they have had no dealings with any broker, agent or finder in connection with this Amendment except Jones Lang LaSalle and CB Richard Ellis (the “Brokers”) and/or representatives of Landlord and Tenant. Landlord agrees to pay the commissions due to such brokerage companies pursuant to separate agreements. Each party hereto agrees to protect, indemnify and hold harmless the other from and against any and all expenses with respect to any compensation, commissions and charges claimed by any other broker, agent or finder not identified above with respect to this Amendment or the negotiation thereof that is made by reason of any action or agreement by such party.

10. Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Lease. The Original Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Lease and in any related instruments shall be amended and read hereafter to be references to the Original Lease as amended by this Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Lease and the provisions of this Amendment, the provisions hereof shall govern and control. Except as specifically amended in this Amendment, the Lease is and shall remain in full force and effect and has not been amended, modified, terminated or assigned.

11. Independence of Covenants. Landlord’s and Tenant’s covenants in the Lease are independent and, without limiting the generality of the foregoing, Tenant acknowledges that its covenant to pay Base Rent and Additional Rent is independent of Landlord’s obligations under the Lease, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent or Additional Rent due under the Lease, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

12. Authority. Each party represents and warrants to the other that such party and the person signing on its behalf are duly authorized to execute and deliver this Amendment and that this Amendment constitutes its legal, valid and binding obligation.

13. Execution. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. The parties agree that this Amendment may be transmitted between them by facsimile machine or electronic mail and the parties intend that a faxed or emailed Amendment containing either the original and/or copies of the signature of all parties shall constitute a binding Amendment.

14. Governing Law/Binding Effect. The Lease and this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective legal representatives, successors and assigns.

15. Effective Date. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises. This Amendment shall become effective and binding only upon execution and delivery of this Amendment by all of the parties hereto and approval by Landlord’s lender.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

LANDLORD:

BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company

By: BURLINGTON CENTRE JV LLC, a Delaware limited liability company, its sole member

By: DIV FUND II GP, LLC, a Delaware limited liability company, as agent for the managing member

	By:	/s/ Jonathan G. Davis
	Name:	Jonathan G. Davis
	Title:	President

and

By: BURLINGTON GAVI MEMBER, LLC, a Delaware limited liability company, its co-managing member

By: PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

		By	/s/ Dennis J. Tinker
			Name:	Dennis J. Tinker
			Title:	Investment Director Asset Management

		By	/s/ Joseph E. Pierce
			Name:	Joe E. Pierce
			Title:	Managing Director Asset Management

TENANT:

THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation

By:	/s/ Kathy Andreasen
	Name:	Kathy Andreasen
	Title:	Chief People Officer

SECRETARY’S CERTIFICATE

I, David C. Bryson, Secretary of The Endurance Group, Inc., a Delaware corporation (the “Company”), hereby certify that Kathy Andreasen, as CPO of the Company has authority to execute and deliver to Burlington Centre Owner, LLC the Lease related to the building located at, known as and numbered 10 Corporate Drive, Burlington, Massachusetts, a copy of which Lease is attached hereto and made a part hereof on behalf of the Company.

Witness my signature on this 31st day of March, 2014.

The Endurance Group, Inc.

By:	/s/ David C. Bryson
Name:	David C. Bryson
Title:	Secretary

EXHIBIT C-2

Construction Standards